Agreement No: 8719

Amount: $645,878

Type: Fixed-Price

Agreement

Agreement dated this 31st day of January, 2005 by and between the NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY (“NYSERDA”), a New York public benefit corporation having its principal office and place of business at 17 Columbia Circle, Albany, New York 12203-6399, and BEACON POWER CORPORATION, A DELAWARE CORPORATION having its principal office and place of business at 234 Ballardvale Street, Wilmington, MA 01887 (the “Contractor”).

In consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties do hereby agree as follows:

Article I

Definitions

Section 1.01. Definitions. Unless the context otherwise requires, the terms defined below shall have, for all purposes of this Agreement, the respective meanings set forth below, the following definitions to be equally applicable to both the singular and plural forms of any of the terms defined.

(a) General Definitions:

Agreement: This Agreement and Exhibits A, B, C, and D hereto, all of which are made a part hereof as though herein set forth in full.

Budget: The Budget set forth in Exhibit A hereto.

Contract Administrator: NYSERDA's Director of Contract Management, Cheryl L. Earley, or such other person who may be designated, in writing, by NYSERDA.

Effective Date: The effective date of this Agreement shall be the date in the first paragraph of page one, above.

Final Report: The Final Report required by the Statement of Work hereof.

Person: An individual, a corporation, an association or partnership, an organization, a business or a government or political subdivision thereof, or any governmental agency or instrumentality.

Progress Reports: The Progress Reports required by the Statement of Work hereof.

Statement of Work: The Statement of Work attached hereto as Exhibit A.

Subcontract: An agreement for the performance of Work by a Subcontractor, including any purchase order for the procurement of permanent equipment or expendable supplies in connection with the Work.

Subcontractor: A person who performs Work directly or indirectly for or on behalf of the Contractor (and whether or not in privity of contract with the Contractor) but not including any employees of the Contractor or the Subcontractors.

Work: The Work described in the Exhibit A (including the procurement of equipment and supplies in connection therewith) and the performance of all other requirements imposed upon the Contractor under this Agreement.

(b) Data Rights and Patents Definitions:

Contract Data: Technical Data first produced in the performance of the contract, Technical Data which are specified to be delivered under the contract, or Technical Data actually delivered in connection with the contract.

Practical Application: To manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system, and under conditions which indicate that the benefits of the invention are available to the public on reasonable terms.

Proprietary Data: Technical Data which embody trade secrets developed at private expense, such as design procedures or techniques, chemical composition of materials, or manufacturing methods, processes, or treatments, including minor modifications thereof, provided that such data:

(i)	are not generally known or available from other sources without obligation concerning their confidentiality;
(ii)	have not been made available by the owner to others without obligation concerning its confidentiality; and
(iii)	are not already available to NYSERDA without obligation concerning their confidentiality.

Subject Invention: Any invention or discovery of the Contractor conceived or first actually reduced to practice under this Agreement, and includes any art, method, process, machine, manufacture, design, or composition of matter, or any new and useful improvement thereof, or any variety of plants, whether patented or unpatented, under the Patent Laws of the United States of America or any foreign country. This shall not include (i) any patent or patent application assigned to the Contractor, or which is assignable to the Contractor and having respectively, a grant date or a filing date/ effective filing date prior to the effective date of this Agreement; (ii) any invention or discovery of the Contractor that is directed to the FESS Power Module (defined below) including any functionalities, sub-systems, devices, and/ or structures thereof; (iii) a combination of a Flywheel Energy Storage System and electrical circuitry configured to control a distributive resource in cases where there is a loss of a grid; (iv) any array of FESS power modules that is not for frequency regulation; (v) the use of base technology to which an improvement is made under this Agreement (I.e., Subject invention would then consist only of the improvement itself, and not of the base technology); and (vi) invention or discovery of the Contractor conceived and/ or reduced to practice prior to the effective date of this Agreement whether or nor patented as evidenced by Contractor documentation. “FESS Power

Module” shall be understood to mean the apparatus including the flywheel, motor/ generator, and housing which houses the flywheel as well as the related electronics used to control operation of the power module and related mechanical components, including the sub-system for maintaining vacuum conditions within the housing. A “Flywheel Energy Storage System” as that term is used in the agreement includes one or more such FESS Power Modules as well as other electronics and circuitry to enable frequency regulation.

Technical Data: Recorded information regardless of form or characteristic, of a scientific or technical nature. It may, for example, document research, experimental or developmental, or demonstration, or engineering work, or be usable or used to define a design or process, or to procure, produce, support, maintain, or operate material. The data may be graphic or pictorial delineations in media such as drawings or photographs, text in specifications or related performance or design type documents or computer software (including computer software programs, computer software data bases, and computer software documentation). Other examples of Technical Data include research and engineering data, engineering drawings and associated lists, specifications, standards, process sheets, manuals, technical reports, catalog item identification, and related information. Technical Data as used herein does not include financial reports, cost analyses, and other information incidental to contract administration.

Unlimited Rights: Rights to use, duplicate, or disclose Technical Data, in whole or in part, in any manner and for any purpose whatsoever, and to permit others to do so.

Article II

Performance of Work

Section 2.01. Manner of Performance. Subject to the provisions of Article XII hereof, the Contractor shall perform all of the Work described in the Statement of Work, or cause such Work to be performed in an efficient and expeditious manner and in accordance with all of the terms and provisions of this Agreement. The Contractor shall perform the Work in accordance with the current professional standards and with the diligence and skill expected for the performance of work of the type described in the Statement of Work. The Contractor shall furnish such personnel and shall procure such materials, machinery, supplies, tools, equipment and other items as may reasonably be necessary or appropriate to perform the Work in accordance with this Agreement.

Section 2.02. Project Personnel. It is understood and agreed that Mr. James A. Arseneaux shall serve as Project Director and as such shall have the responsibility of the overall supervision and conduct of the Work on behalf of the Contractor and that the persons described in the Statement of Work shall serve in the capacities described therein. Any change of Project Director by the Contractor shall be subject to the prior written approval of NYSERDA. Such approval shall not be unreasonably withheld, and, in the event that notice of approval or disapproval is not received by the Contractor within thirty days after receipt of request for approval by NYSERDA, the requested change in Project Director shall be considered approved. In the event that NYSERDA requires additional time for considering approval, NYSERDA shall notify the Contractor within thirty days of receipt of the request for approval that additional time is required and shall specify the additional amount of time necessary up to 180 days.

Article III

Deliverables

Section 3.01. Deliverables. All deliverables shall be provided in accordance with the Exhibit A Statement of Work.

Article IV

Compensation

Section 4.01. Payments. The Contractor will be paid, upon submission of proper invoices, the prices stipulated herein for Work delivered or rendered and accepted, less deductions, if any as herein provided. The total price which NYSERDA will pay to the Contractor represents the price of the Work. Subject to the limiting provisions of Article XII hereof, as NYSERDA's price of the Work, NYSERDA will pay to the Contractor the total price of $645,878, payment of which will be made according to the Schedule of Payments contained in Section 4.02 hereof.

Section 4.02. Schedule of Payments. At the completion of each Milestone Billing Event so identified, the Contractor may submit invoices requesting payment by NYSERDA of the amounts set forth in the Contract Milestone Payment Schedule set forth in the Exhibit A, Statement of Work. NYSERDA shall make payment to the Contractor in accordance with and subject to its Prompt Payment Policy Statement attached hereto as Exhibit D. The Contractor shall be notified by NYSERDA in accordance with Section 5.04.4 (b)(2) of such Exhibit D, of any information or documentation which the Contractor did not include with such invoice.

Section 4.03. Title to Equipment. Title shall vest in the Contractor to all equipment purchased hereunder.

Section 4.04. Final Payment. Upon final acceptance by NYSERDA of the Final Report and all other deliverables contained in Exhibit A, Statement of Work pursuant to Section 6.02 hereof, the Contractor shall submit a request for final payment with respect to the Work, together with such supporting information and documentation as, and in such form as, NYSERDA may require. A request for final payment shall include a statement as to whether any invention or patentable devices have resulted from the performance of the Work. All requests for final payment hereunder must, under any and all circumstances, be received by NYSERDA prior to January 31, 2008. In accordance with and subject to the provisions of NYSERDA's Prompt Payment Policy Statement, attached hereto as Exhibit D, NYSERDA shall pay to the Contractor within the prescribed time after receipt of such request for final payment, the total amount payable pursuant to Section 4.01 hereof, less all Milestone Billing payments previously made to the Contractor with respect thereto.

Section 4.05. Release by the Contractor. The acceptance by the Contractor of final payment shall release NYSERDA from all claims and liability that the Contractor, its representatives and assigns might otherwise have relating to this Agreement.

Section 4.06. Maintenance of Records. The Contractor shall keep, maintain, and preserve at its principal office throughout the term of the Agreement and for a period of three years after acceptance of the Work, full and detailed books, accounts, and records pertaining to the performance of the Agreement, including without limitation, all bills, invoices, payrolls, subcontracting efforts and other data evidencing, or in any material way related to, the direct and indirect costs and expenses incurred by the Contractor in the course of such performance.

Section 4.07. Maximum Commitment. The maximum aggregate amount payable by NYSERDA to the Contractor hereunder is $645,878. NYSERDA shall not be liable for any costs or expenses in excess of such amount incurred by the Contractor in the performance and completion of the Work.

Section 4.08. Audit. NYSERDA shall have the right from time to time and at all reasonable times during the term of the Agreement and such period thereafter to inspect and audit any and all books, accounts and records at the office or offices of the Contractor where they are then being kept, maintained and preserved pursuant to Section 4.06 hereof. Any payment made under the Agreement shall be subject to retroactive reduction for amounts included therein which are found by NYSERDA on the basis of any audit of the Contractor by an agency of the United States, State of New York or NYSERDA not to constitute an allowable charge or cost hereunder.

Article V

Assignments, Subcontracts and Purchase Orders

Section 5.01. General Restrictions. Except as specifically provided otherwise in this Article, the assignment, transfer, conveyance, subcontracting or other disposal of this Agreement or any of the Contractor's rights, obligations, interests or responsibilities hereunder, in whole or in part, without the express consent in writing of NYSERDA shall be void and of no effect as to NYSERDA.

Section 5.02. Subcontract Procedures. Without relieving it of, or in any way limiting, its obligations to NYSERDA under this Agreement, the Contractor may enter into Subcontracts for the performance of Work or for the purchase of materials or equipment. Except for a Subcontractor or supplier specified in a team arrangement with the Contractor in the Contractor's original proposal, and except for any Subcontract or order for equipment, supplies or materials from a single Subcontractor or supplier totaling under $15,000, the Contractor shall select all Subcontractors or suppliers through a process of competitive bidding or multi-source price review. A team arrangement is one where a Subcontractor or supplier specified in the Contractor's proposal is performing a substantial portion of the Work and is making a substantial contribution to the management and/or design of the Project. In the event that a competitive bidding or multi-source price review is not feasible, the Contractor shall document an explanation for, and justification of, a sole source selection. The Contractor shall document the process by which a Subcontractor or supplier is selected by making a record summarizing the nature and scope of the work, equipment, supplies or materials sought, the name of each person or organization submitting, or requested to submit, a bid or proposal, the price or fee bid, and the basis for selection of the Subcontractor or supplier. An explanation for, and justification of, a sole source selection must identify why the work, equipment, supplies or materials involved are obtainable from or require a Subcontractor with unique or exceptionally scarce qualifications or experience, specialized equipment, or facilities not readily available from other sources, or patents, copyrights, or proprietary data. All Subcontracts shall contain provisions comparable to those set forth in this Agreement applicable to a Subcontractor or supplier, and those set forth in

Exhibit B to the extent required by law, and all other provisions now or hereafter required by law to be contained therein. The Contractor shall submit to NYSERDA's Contract Administrator for review and written approval any Subcontract(s) specified in the Statement of Work as requiring NYSERDA approval.

Section 5.03. Performance. The Contractor shall promptly and diligently comply with its obligations under each Subcontract and shall take no action which would impair its rights thereunder. The Contractor shall not assign, cancel or terminate any Subcontract without the prior written approval of the Contract Administrator as long as this Agreement remains in effect. Such approval shall not be unreasonably withheld and, in the event that notice of approval or disapproval is not received by the Contractor within thirty days after receipt of request for approval by NYSERDA, the requested assignment, cancellation, or termination of the Subcontract shall be considered approved by NYSERDA. In the event that NYSERDA requires additional time for considering approval, NYSERDA shall notify the Contractor within thirty days of receipt of the request for approval that additional time is required and shall specify the additional amount of time necessary up to 180 days.

Article VI

Schedule; Acceptance of Work

Section 6.01. Schedule. The Work shall be performed as expeditiously as possible in conformity with the schedule requirements contained herein and in the Statement of Work. The draft and final versions of the Final Report shall be submitted by the dates specified in the Exhibit A Schedule. It is understood and agreed that the delivery of the draft and final versions of such reports by the Contractor shall occur in a timely manner and in accordance with the requirements of the Exhibit A Schedule.

Section 6.02. Acceptance of Work. The completion of the Work shall be subject to acceptance by NYSERDA in writing of the Final Report and all other deliverables as defined in Exhibit A, Statement of Work.

Article VII

Force Majeure

Section 7.01. Force Majeure. Neither party hereto shall be liable for any failure or delay in the performance of its respective obligations hereunder if and to the extent that such delay or failure is due to a cause or circumstance beyond the reasonable control of such party, including, without limitation, acts of God or the public enemy, expropriation or confiscation of land or facilities, compliance with any law, order or request of any Federal, State, municipal or local governmental authority, acts of war, rebellion or sabotage or damage resulting therefrom, fires, floods, storms, explosions, accidents, riots, strikes, or the delay or failure to perform by any Subcontractor by reason of any cause or circumstance beyond the reasonable control of such Subcontractor.

Article VIII

Technical Data; Patents

Section 8.01. Rights in Technical Data

(a) Technical Data: Rights in Technical Data shall be allocated as follows:

(1)	NYSERDA shall have:
	(i)	unlimited rights in Contract Data except as otherwise provided below with respect to Proprietary Data; and
	(ii)	no rights under this Agreement in any Technical Data which are not Contract Data.
(2)	The Contractor shall have:
	(i)	the right to withhold Proprietary Data except as otherwise provided in paragraph (ii) below; and
(ii)

the right to use for its private purposes subject to patent, or other provisions of this Agreement, Contract Data it first produces in the performance of this Agreement provided the data requirements of this Agreement have been met as of the date of the private use of such data.

The Contractor agrees that to the extent it receives or is given access to Proprietary Data or other technical, business or financial data in the form of recorded information from NYSERDA or a NYSERDA contractor or subcontractor, the Contractor shall treat such data in accordance with any restrictive legend contained thereon, unless another use is specifically authorized by prior written approval of the Contract Administrator.

Section 8.02. Patents.

(a) The Contractor may elect to retain the entire right, title and interest throughout the world to each Subject Invention of the Contractor conceived or first actually reduced to practice in the performance of the Work under the Agreement; except, that with respect to any Subject Invention in which the Contractor elects to retain title, NYSERDA shall have a non-exclusive, non-transferable, irrevocable, paid-up license for itself, the State of New York and all political subdivisions and other instrumentalities of the State of New York, to practice or have practiced for or on their behalf the Subject Invention throughout the world, exclusively for their own use of the Subject Invention.

(b) Within six months of the time a Subject Invention is made, or as part of the request for final payment, whichever shall occur first, the Contractor shall submit to NYSERDA a written invention disclosure. Within twelve months of the time a Subject Invention is made, or as part of the request for final payment, whichever shall occur first, the Contractor shall advise NYSERDA in writing whether the Contractor elects to retain principal rights in the Subject Invention. The Contractor shall file the patent application for a Subject Invention within two years of the date of election. If the Contractor fails to disclose a Subject Invention, fails to elect to retain principal rights thereto, or to file a patent application within the time specified in this paragraph, or if the Contractor elects not to retain principal rights in a Subject Invention, the Contractor shall convey to NYSERDA title to the Subject Invention unless NYSERDA shall waive in writing its right to take title. In the event the Contractor elects not to retain principal rights in a Subject Invention, the Contractor shall retain a non-exclusive, royalty-free license throughout the world in such Subject Invention transferable only with the written approval of NYSERDA. Such approval shall not be unreasonably withheld, and, in the event that notice of approval or disapproval is not received by the Contractor within thirty days after receipt of request for approval, the requested transfer shall be considered approved. In the event that NYSERDA requires additional time for considering approval, NYSERDA shall notify the Contractor within thirty days of receipt of the request for approval that additional time is required and shall specify the additional amount of time necessary up to 180 days.

(c) The Contractor shall submit to NYSERDA, not less frequently than annually, written reports which indicate the status of utilization of Subject Inventions in which the Contractor retains principal rights. The reports shall include information regarding the status of development, date of first commercial sale or use, and gross royalties received by the Contractor. Such report shall be furnished to NYSERDA not later than February 1 following the calendar year covered by the report. In the event the Contractor fails to demonstrate that the Contractor has taken effective steps within three years after a patent is issued to bring the Subject Invention to the point of Practical Application, then NYSERDA shall have the right to grant a non-exclusive or exclusive license to responsible applicants under terms that are reasonable under the circumstances, or to require the Contractor to do so.

(d) The Contractor shall include the foregoing patent clauses, suitably modified to identify the parties, in all subcontracts which involve the performance of Work under this Agreement. The Subcontractor shall retain all rights provided for the Contractor, and the Contractor shall retain all rights provided for NYSERDA, as set forth above.

Article IX

Warranties and Guarantees

Section 9.01. Warranties and Guarantees. The Contractor warrants and guarantees that:

(a) it is financially and technically qualified to perform the Work;

(b) it is familiar with and will comply with all general and special Federal, State, municipal and local laws, ordinances and regulations, if any, that may in any way affect the performance of this Agreement;

(c) the design, supervision and workmanship furnished with respect to performance of the Work shall be in accordance with sound and currently accepted scientific standards and engineering practices;

(d) all materials, equipment and workmanship furnished by it and by Subcontractors in performance of the Work or any portion thereof shall be free of defects in design, material and workmanship, and all such materials and equipment shall be of first-class quality, shall conform with all applicable codes, specifications, standards and ordinances and shall have service lives and maintenance characteristics suitable for their intended purposes in accordance with sound and currently accepted scientific standards and engineering practices;

(e) neither the Contractor nor any of its employees, agents, representatives or servants has actual knowledge of any patent issued under the laws of the United States or any other matter which could constitute a basis for any claim that the performance of the Work or any part thereof infringes any patent or otherwise interferes with any other right of any Person;

(f) there are no existing undisclosed or threatened legal actions, claims, or encumbrances, or liabilities that may adversely affect the Work or NYSERDA's rights hereunder;

(g) it has no actual knowledge that any information or document or statement furnished by the Contractor in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement not misleading, and that all facts have been disclosed that would materially adversely affect the Work; and

(h) Contractor certifies that all information provided to NYSERDA with respect to Executive Order Number 127 is complete, true and accurate.

Article X

Indemnification

Section 10.01. Indemnification. The Contractor shall protect, indemnify and hold harmless NYSERDA and the State of New York from and against all liabilities, losses, claims, damages, judgments, penalties, causes of action, costs and expenses (including, without limitation, attorneys' fees and expenses) imposed upon or incurred by or asserted against NYSERDA or the State of New York resulting from, arising out of or relating to the performance of this Agreement. The obligations of the Contractor under this Article shall survive any expiration or termination of this Agreement, and shall not be limited by any enumeration herein of required insurance coverage.

Article XI

Insurance

Section 11.01. Maintenance of Insurance; Policy Provisions. The Contractor, at no additional cost to NYSERDA, shall maintain or cause to be maintained throughout the term of this Agreement, insurance of the types and in the amounts specified in the Section hereof entitled Types of Insurance. All such insurance shall be evidenced by insurance policies, each of which shall:

(a) name or be endorsed to cover NYSERDA, the State of New York and the Contractor as additional insureds;

(b) provide that such policy may not be cancelled or modified until at least 30 days after receipt by NYSERDA of written notice thereof; and

(c) be reasonably satisfactory to NYSERDA in all other respects.

Section 11.02. Types of Insurance. The types and amounts of insurance required to be maintained under this Article are as follows:

(a) Commercial general liability insurance for bodily injury liability, including death, and property damage liability, incurred in connection with the performance of this Agreement, with minimum limits of $1,000,000 in respect of claims arising out of personal injury or sickness or death of any one person, $1,000,000 in respect of claims arising out of personal injury, sickness or death in any one accident or disaster, and $1,000,000 in respect of claims arising out of property damage in any one accident or disaster; and

(b) Commercial automobile liability insurance in respect of motor vehicles owned, licensed or hired by the Contractor and the Subcontractors for bodily injury liability, including death and property damage, incurred in connection with the performance of this Agreement, with minimum limits of $500,000 in respect of claims arising out of personal injury, or sickness or death of any one person, $1,000,000 in respect of claims arising out of personal injury, sickness or death in any one accident or disaster, and $500,000 in respect of claims arising out of property damage in any one accident or disaster.

Section 11.03. Delivery of Policies; Insurance Certificates. Prior to commencing the Work, the Contractor shall deliver to NYSERDA certificates of insurance issued by the respective insurers, indicating the Agreement number thereon, evidencing the insurance required by this Article and bearing notations evidencing the payment of the premiums thereon or accompanied by other evidence of such payment satisfactory to NYSERDA. In the event any policy furnished or carried pursuant to this Article will expire on a date prior to acceptance of the Work by NYSERDA pursuant to the section hereof entitled Acceptance of Work, the Contractor, not less than 15 days prior to such expiration date, shall deliver to NYSERDA certificates of insurance evidencing the renewal of such policies, and the Contractor shall promptly pay all premiums thereon due. In the event of threatened legal action, claims, encumbrances, or liabilities that may affect NYSERDA hereunder, or if deemed necessary by NYSERDA due to events rendering a review necessary, upon request the Contractor shall deliver to NYSERDA a certified copy of each policy.

Article XII

Stop Work Order; Termination

Section 12.01. Stop Work Order.

(a) NYSERDA may at any time, by written Order to the Contractor, require the Contractor to stop all or any part of the Work called for by this Agreement for a period of up to 90 days after the Stop Work Order is delivered to the Contractor, and for any further period to which the parties may agree. Any such order shall be specifically identified as a Stop Work Order issued pursuant to this Section. Upon receipt of such an Order, the Contractor shall forthwith comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the Work covered by the Order during the period of work stoppage consistent with public health and safety. Within a period of 90 days after a Stop Work Order is delivered to the Contractor, or within any extension of that period to which the parties shall have agreed, NYSERDA shall either:

(i)	by written notice to the Contractor, cancel the Stop Work Order, which shall be effective as provided in such cancellation notice, or if not specified therein, upon receipt by the Contractor, or
(ii)	terminate the Work covered by such order as provided in the Termination Section of this Agreement.

(b) If a Stop Work Order issued under this Section is cancelled or the period of the Order or any extension thereof expires, the Contractor shall resume Work. An equitable adjustment shall be made in the delivery schedule, the estimated cost, the fee, if any, or a combination thereof, and in any other provisions of the Agreement that may be affected, and the Agreement shall be modified in writing accordingly, if:

(i)	the Stop Work Order results in an increase in the time required for, or in the Contractor's cost properly allocable to, the performance of any part of this Agreement, and
(ii)

the Contractor asserts a claim for such adjustments within 30 days after the end of the period of Work stoppage; provided that, if NYSERDA decides the facts justify such action, NYSERDA may receive and act upon any such claim asserted at any time prior to final payment under this Agreement.

(c) If a Stop Work Order is not cancelled and the Work covered by such Order is terminated, the reasonable costs resulting from the Stop Work Order shall be allowed by equitable adjustment or otherwise.

(d) Notwithstanding the provisions of this Section 12.01, the maximum amount payable by NYSERDA to the Contractor pursuant to this Section 12.01 shall not be increased or deemed to be increased except by specific written amendment hereto.

Section 12.02. Termination.

(a) This Agreement may be terminated by NYSERDA at any time during the term of this Agreement with or without cause, upon 30 days prior written notice to the Contractor. In such event, compensation shall be paid to the Contractor for Work performed and expenses incurred prior to the effective date of termination in accordance with the provisions of the Article hereof entitled Compensation and in reimbursement of any amounts required to be paid by the Contractor pursuant to Subcontracts; provided, however, that upon receipt of any such notice of termination, the Contractor shall cease the performance of Work, shall make no further commitments with respect thereto and shall reduce insofar as possible the amount of outstanding commitments (including, to the extent requested by NYSERDA, through termination of subcontracts containing provisions therefor).

(b) Nothing in this Article shall preclude the Contractor from continuing to carry out the Work called for by the Agreement after receipt of a Stop Work Order or termination notice at its own election, provided that, if the Contractor so elects, (1) any such continuing Work after receipt of the Stop Work Order or termination notice shall be deemed not to be Work pursuant to the Agreement and (ii) NYSERDA shall have no liability to the Contractor for any costs of the Work continuing after receipt of the Stop Work Order or termination notice.

(c) NYSERDA reserves the right to terminate this agreement in the event it is found that the certification filed by the Contractor in accordance with New York State Executive Order Number 127, signed by Governor Pataki on June 16, 2003, was intentionally false or intentionally incomplete. Upon such finding, NYSERDA may exercise its termination right by providing written notification to the Contractor as set forth in Article XV of this Agreement.

Article XIII

Independent Contractor

Section 13.01. Independent Contractor. The status of the Contractor under this Agreement shall be that of an independent contractor and not that of an agent, and in accordance with such status, the Contractor, the Subcontractors, and their respective officers, agents, employees, representatives and servants shall at all times during the term of this Agreement conduct themselves in a manner consistent with such status and by reason of this Agreement shall neither hold themselves out as, nor claim to be acting in the capacity of, officers, employees, agents, representatives or servants of NYSERDA nor make any claim, demand or application for any right or privilege applicable to NYSERDA, including, without limitation, rights or privileges derived from workers' compensation coverage, unemployment insurance benefits, social security coverage and retirement membership or credit.

Article XIV

Compliance with Certain Laws

Section 14.01. Laws of the State of New York. The Contractor shall comply with all of the requirements set forth in Exhibit B hereto.

Section 14.02. All Legal Provisions Deemed Included. It is the intent and understanding of the Contractor and NYSERDA that each and every provision of law required by the laws of the State of New York to be contained in this Agreement shall be contained herein, and if, through mistake, oversight or otherwise, any such provision is not contained herein, or is not contained herein in correct form, this Agreement shall, upon the application of either NYSERDA or the Contractor, promptly be amended so as to comply strictly with the laws of the State of New York with respect to the inclusion in this Agreement of all such provisions.

Section 14.03. Other Legal Requirements. The references to particular laws of the State of New York in this Article, in Exhibit B and elsewhere in this Agreement are not intended to be exclusive and nothing contained in such Article, Exhibit and Agreement shall be deemed to modify the obligations of the Contractor to comply with all legal requirements.

Article XV

Notices, Entire Agreement, Amendment, Counterparts

Section 15.01. Notices. All notices, requests, consents, approvals and other communications which may or are required to be given by either party to the other under this

Agreement shall be deemed to have been sufficiently given for all purposes hereunder when delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, (i) if to NYSERDA, at 17 Columbia Circle, Albany, New York 12203-6399 or at such other address as NYSERDA shall have furnished to the Contractor in writing, and (ii) if to the Contractor, at 234 Ballardvale Street, Wilmington, MA 01887, or such other address as the Contractor shall have furnished to NYSERDA in writing.

Section 15.02. Entire Agreement; Amendment. This Agreement embodies the entire agreement and understanding between NYSERDA and the Contractor and supersedes all prior agreements and understandings relating to the subject matter hereof with the exception of that certain Non-Disclosure Agreement between NYSERDA and the Contractor dated January 17, 2005. Except as otherwise expressly provided for herein, this Agreement may be changed, waived, discharged or terminated only by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

Section 15.03. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Article XVI

Publicity

Section 16.01. Publicity.

(a) The Contractor shall collaborate with NYSERDA's Director of Communications and NYSERDA shall collaborate with the Contractor’s Director of Corporate Marketing to prepare any press release and to plan for any news conference concerning the Work or this Agreement. In addition the Contractor shall notify NYSERDA's Director of Communications and NYSERDA shall collaborate with the Contractor’s Director of Corporate Marketing regarding any media interview in which the Work or this Agreement is referred to or discussed.

(b) It is recognized that during the course of the Work under this Agreement, the Contractor or its employees may from time to time desire to publish information regarding scientific or technical developments made or conceived in the course of or under this Agreement. In any such information, the Contractor shall credit NYSERDA's funding participation in the Project, and shall state that "NYSERDA has not reviewed the information contained herein, and the opinions expressed in this report do not necessarily reflect those of NYSERDA or the State of New York." Notwithstanding anything to the contrary contained herein, the Contractor shall have the right to use and freely disseminate project results for educational purposes, if applicable, consistent with the Contractor's policies.

(c) Commercial promotional materials or advertisements produced by the Contractor shall credit NYSERDA, as stated above, and shall be submitted to NYSERDA for review and recommendations to improve their effectiveness prior to use. The wording of such credit can be approved in advance by NYSERDA, and, after initial approval, such credit may be used in subsequent promotional materials or advertisements without additional approvals for the credit, provided, however, that all such promotional materials or advertisements shall be submitted to NYSERDA prior to use for review, as stated above. Such approvals shall not be unreasonably withheld, and, in the event that notice of approval or disapproval is not received by the Contractor within thirty days after receipt of request for approval, the promotional materials or advertisement shall be considered approved. In the event that NYSERDA requires additional time for considering approval, NYSERDA shall notify the Contractor within thirty days of receipt of the request for approval that additional time is required and shall specify the additional amount of time necessary up to 180 days. If NYSERDA and the Contractor do not agree on the wording of such credit in connection with such materials, the Contractor may use such materials, but agrees not to include such credit.

(d) The Contractor represents it is a public corporation subject to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder and other applicable law. Nothing contained herein shall prevent the Contractor at any time from furnishing any information to any governmental authority or to the public in accordance with applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

Beacon Power Corporation	New York State Energy Research And Development Authority
By___________________________________	By______________________________
F. William Capp	Jeffrey J. Pitkin
President & CEO	Treasurer

STATE OF	)
) SS.:
COUNTY OF	)

On this _____ day of __________________, 200__, before me personally came __________________, to me known, who being duly sworn, did depose and say that (s)he resides at ________________________; that (s)he is the ___________________ of _____________________________, the corporation described in and which executed the foregoing instrument; and that (s)he executed the same by the authority of the Board of Directors or By-Laws of said corporation.

______________________________

Notary Public

Exhibit A

Statement of Work

Agreement 8719

Grid Frequency Regulation by Recycling Energy in Flywheels

Background

In order to maintain a stable electric grid, the amount of power generated must balance the amount of power being consumed at all times. When imbalances occur, the 60 Hz AC electric frequency that consumers require will not be maintained. When generation exceeds consumption, the grid frequency increases, and when generation is less than the aggregate load, the grid frequency decreases. A stable grid frequency is maintained within +/- 0.1 Hz, about 99.6% accurate. Modern gas turbines are designed to automatically disconnect when the grid is off by 0.2 Hz, and the regional interconnects are designed to disconnect when the frequency is off by 0.5 Hz. Faster acting frequency regulation may have helped to control the frequency excursions that contributed to the August 14, 2003 blackout.

Frequency regulation is provided today by making adjustments to the output of generators by controlling their output with a regulation signal from the Independent System Operator (ISO). Depending on the type of generation, the ability to provide changing output levels varies substantially. Typically, the amount of regulation that a generator can provide is limited by the amount of output change it can deliver in five minutes. The regulation signal is in essence a moving average of actual load imbalance. Even though the actual load changes and transients are much faster than five minutes, generators are not required to respond that quickly because of negative impact on turbine life. The quantity of regulation provide by a given generator is limited by its ramp rate and/or its operating range: from zero for nuclear plants to about +/- 5% for natural gas fired simple cycle turbine units.

The New York State Independent System Operator (NYISO) requires approximately

+/- 1% of the amount of power generated in the State to maintain proper frequency regulation. When the NYISO expects to have a 30,000 MW of power transmitted through the grid, it arranges to have 300 MW available for frequency regulation service. The control direction can be to add up to 300 MW of power, or to remove up to 300 MW of power from the grid. The control signal is updated every few seconds, but the mandated response is slow: from zero to full increase or zero to full decrease in five minutes.

Frequency regulation is currently achieved by operating generators transiently to follow load changes. Frequency regulation through the use of Flywheel Energy Storage Systems (FESS) represents a new and easily deployable technology in which electric energy is recycled. Electric energy is absorbed when amounts are generated in excess of load, and is discharged from the FESS as required to maintain grid frequency when loads exceed generation. Kinetic energy storage in flywheels offers a fast response, high power capability, and many charge/discharge cycles per year with minimal performance degradation. FESSs occupy a small footprint and can be easily deployed where needed at substations or load distribution centers in industrial parks.

This demonstration project will integrate a multi-flywheel 50 - 100 kW/15 minute FESS and power electronics with a Niagara Mohawk distribution grid on the premises of Power and Composite Technologies in Amsterdam, NY.

Task 1.	Project Management

Site Agreement:

The Contractor, Beacon Power Corporation, shall negotiate and execute a site agreement with Power and Composite Technologies, Inc. (PCT), located in Amsterdam, NY, and submit a copy of the agreement to NYSERDA’s Project Manager.

Subcontract Agreements:

The Contractor shall negotiate and execute subcontract agreement with Connected Energy, Inc., NYISO, and National Grid – Niagara Mohawk, and submit a copy of the subcontract agreement to NYSERDA’s Contract Administrator.

Progress Reports:

The Contractor shall prepare brief (one to two pages), monthly project progress reports by the 15th of the month following the end of the reporting period and submit copies to NYSERDA’s Project Manager, the Department of Energy’s (DOE) Project Manager (DOE will provide technical oversight for design, operation, and monitoring through Sandia National Laboratories), and to members of a Project Steering Committee to be identified. Progress reports shall be in letter format, and shall include the following subjects in the order indicated, with appropriate explanation and discussion:

Title of project;

NYSERDA Agreement Number;

Reporting period;

Work performed during the reporting period;

Identification of problems;

Planned solutions;

System operational summary (see Task 7.1)

Schedule - per cent complete by task and updated estimate of ability to meet original contract schedule;

Cost-analysis of actual costs incurred compared to budget and progress to date, and ability to complete project within the contract budget.

The Contractor shall immediately notify NYSERDA’s Project Manager of any significant project milestones or problems. The Contractor shall provide information to assist NYSERDA’s Project Manager in documenting impacts relative to the project’s original energy, environmental, and economic goals.

Progress reports must be submitted for payment of NYSERDA’s share of project cost invoices.

Meetings:

The Contractor shall arrange and schedule the following project meetings:

•

Kick-off meeting at the PCT demonstration site in Amsterdam, NY with representatives of all project participants following execution of this Agreement. The Contractor shall document meeting minutes and distribute them to attendees, project participants, and Steering Committee members.

•

Semi-annual project review meetings at the demonstration site in the spring and fall. The Contractor shall provide meeting agendas and schedule these meetings in a timely manner to accommodate meeting participant travel. The Contractor shall document meeting minutes and distribute them to attendees, representatives of project participants, and to Steering Committee members.

•	Project review meeting at NYSERDA’s office in Albany if unexpected project developments require a modification to the original Statement of Work.
•	Project close-out meeting at NYSERDA’s office in Albany after the draft final report is submitted and reviewed by NYSERDA and DOE.

Final Report:

The Contractor shall submit two (2) copies of a comprehensive draft final report covering all project work performed, including equipment design diagrams and specifications, and prepared accordance with NYSERDA’s reporting guidelines contained in Exhibit “E”, to NYSERDA’s Project Manager and to the DOE Project Manager within sixty (60) days after the project work is completed. The draft final report shall be a detailed description of project work performed, equipment designed, fabricated, installed, tests conducted with test results, conclusions reached, and recommendations for future research and development. NYSERDA and DOE shall review the draft final report within sixty (60) days in preparation for the project close-out meeting at NYSERDA. Following the close-out meeting, the NYSERDA and DOE Project Managers shall return the reviewed draft final report to the Contractor with comments and suggestions. The Contractor shall incorporate these comments into the final project report and submit one (1) photo-ready, one (1) electronic version, and six (6) printed hard copies to both the NYSERDA Project Manager and to the DOE Project Manager.

Task 2.	Project Plan

The Contractor shall develop a complete plan to engineer, procure, test, install, commission, and operate a Flywheel Energy Storage System (FESS) capable of providing up to 100 kilowatt (kW) of power for frequency regulation and capable of storing 25 kilowatt-hours (kWh) of recoverable energy. The Contractor shall consult with PCT in developing a site equipment layout. The plan shall address all interconnect issues, including control of multiple discharge/charge rates. The plan shall include a provision to operate and demonstrate the FESS for a minimum period of eighteen (18) months. The Contractor shall plan for decommissioning the FESS after the demonstration testing is completed. The Contractor shall submit the plan to the NYSERDA and DOE Project Managers for review and comment. Deliverables shall be a functional equipment specification and an integrated design, procurement, commissioning, and testing schedule.

Task 3.	Flywheel Energy Storage System and Enclosure Design

The Contractor shall design the flywheel energy storage system (FESS) to be installed at the PCT demonstration site. The FESS design shall be based on using seven existing BHE-6 flywheel assemblies with supporting auxiliaries capable of 100 kW of power and storing 25 kW of recoverable energy. Modifications to the flywheel assemblies for adapting to multi-unit application shall be included in the design. The Contractor shall integrate the seven flywheel assemblies and auxiliaries with the Power Conditioning Module (PCM), communication equipment, and interconnection hardware. Data acquisition sensors shall be specified and their location indicated on the schematic diagram. The motor control shall be redesigned and active cooling for the new motor drives shall be incorporated. The design shall include an enclosure for the flywheel assemblies, auxiliaries, and the PCM. The Contractor shall provide NYSERDA’s Project Manager and DOE’s Project Manager with copies of the design schematics and a list of equipment specifications for review and comment.

Task 4.	Control System Design

The Contractor shall design a controller for managing the power flows into and out of the individual flywheel assemblies of the seven-unit array. The design shall provide interface specifications that will enable operation with the NYISO. The Contractor shall convert the NYISO regulation signal into an algorithm for controlling the flywheel assemblies. The controller and control algorithm shall be tested at the Contractor’s facilities before it is shipped to the PCT demonstration site. All required interface connections with the data acquisition system for project monitoring shall be developed. The Contractor shall provide NYSERDA’s Project Manager and DOE’s Project Manager with a report on the controller/algorithm design, interface connections for data acquisition, and testing results.

Task 5.	Site Preparation/Interconnection

The Contractor shall prepare design specifications for installing and connecting the FESS at the PCT demonstration site. Interconnections with the distribution grid shall be in accordance with New York State Standard Interconnection Requirements, utility requirements, and local codes.

Task 6.	Component Procurement

The Contractor shall procure all necessary hardware, performance measuring equipment, and software for assembling and testing the FESS at the Contractor’s facility. The Contractor shall make every effort to assure that components are received in a timely manner for adherence to the project schedule.

Task 7.	FESS Assembly and Test at the Contractor’s Facility

The Contractor shall assemble the FESS from the received components in accordance with the design developed under Task 3. The Contractor shall develop a Fully Integrated System Test Plan for testing the assembled FESS in-house, and shall submit copies of the test plan to the NYSERDA and DOE Project Managers for review and comment. The Contractor shall carry out the initial in-house testing of the FESS in accordance with the test plan, and shall demonstrate that the fully integrated system performs as designed. The Contractor shall prepare a report of the FESS system successfully tested at the Contractor’s facility prior to shipment to the PCT demonstration site, and submit copies of the report to the NYSERDA and DOE Project Managers.

Task 8.	Data Acquisition System

It is the intent of NYSERDA and DOE to provide system-level operation and performance information, including economic performance, to the general public on this demonstration. In order to meet this objective, the Contractor shall integrate sufficient instrumentation and data transmittal capabilities into the demonstration. To facilitate the collection and analysis of this data, the DOE has identified a Data Management Contractor who will remotely download data from the demonstration, compile the data, and provide analyses of system performance to NYSERDA and DOE. The Data Management Contractor and Sandia National Laboratories shall work closely with the Contractor for the collection and analysis of system performance data. In addition, the Data Management Contractor shall collect, analyze, and report on the economic data collected at the demonstration site. NYSERDA and DOE may obtain sensitive economic and operational data for internal analytical purposes, but will protect it from public access and will not release the data without the approval of project participants.

The FESS shall include a Data Acquisition System (DAS) to monitor and document system operation data. Data acquisition rates shall be adequate to monitor and provide sampling rates on the order of micro-seconds in order to adequately characterize the frequency regulation application.

The Contractor shall archive and protect from loss on permanent media all raw and summary data collected at the project site. Real-time data storage systems shall be employed that can accommodate at least 365 days of operation. Additionally, secure communications capabilities shall be provided for remote access and uploading of daily operational data to a central collection site. DOE shall provide the central data collection site and data analysis activities under a separate contract.

The Contractor shall provide the NYSERDA and DOE Project Managers the DAS hardware and software plans, flowcharts, and operating manuals at the final system

Design review, prior to the initiation of the FESS demonstration and the associated DAS.

Task 8.1	System Reporting Requirements

A system operational summary shall be included in the Monthly Project Progress Reports (see Task 1, Progress Reports). As a minimum, the system operational summary shall include the following:

•	A written summary of the economic benefit derived for the month;

•	A written summary of all operations and maintenance activities for the month;
•	System dispatch information and use patterns associated with the project;

•         Energy consumption breakdown of parasitic loads introduced by the demonstration system;

•	System performance under typical utility fault conditions, e.g. lightning strikes;
•	System performance under user fault conditions, e.g. fault in customer plant;
•	System reliability, failure rates, and performance summary;
•	Utility system operational data after installation of the demonstration system.

The DOE Data Management Contractor shall provide monthly, quarterly, and annual reports on the system electrical performance.

Task 8.2.	Historical Performance Data Reporting Requirements

Utility system operational data prior to the installation of the FESS demonstration system is required in order to provide credible baseline data on the electrical system performance before and after FESS system installation. The Contractor shall obtain from the site owner and/or the operating utility the following historical performance data using a time period of at least six (6) months prior to FESS commissioning, and submit the data to the DOE Data Management Contractor:

•	Load profile information;
•	Load peaks, overloads, and faults;
•	Power quality events;
•	Any other information required to fully characterize operation of the electrical utility at the demonstration site prior to installation of the demonstration FESS.

Comparison information shall be included in the Monthly Project Progress Reports beginning after the two-month anniversary of system commissioning.

Task 8.3.	Remote Data Access Requirements

The Contractor shall provide a secure access to data measured and recorded by the FESS, as specified in this section, to allow daily uploading to a central site. Protocols for supporting this remote data upload requirement shall be coordinated with the DOE Data Management Contractor prior to the implementation of the system.

Task 8.4.	DAS Design and Acceptance Plan

Prior to the implementation of the DAS in the FESS design, the Contractor shall review the DAS design with the DOE Data Management Contractor to ensure that it meets the requirements for measuring and recording the appropriate data for monitoring FESS performance. An acceptance procedure for the DAS shall be part of the demonstration commissioning plan. The acceptance plan shall verify that the DAS provides at a minimum the following:

•	Appropriate data collection equipment and capabilities;
•	Secure data communications capabilities for data transmittal to the DOE Data Management Contractor site;

•         Upload comma-separated system data files as requested by the DOE Data Management Contractor;

•	Daily local backup to read/write compact disc for restoring data as needed.
Task 8.5.	Minimum FESS Recorded Parameters

The Contractor shall provide a DAS to measure and record, at a minimum, the following parameters for the FESS demonstration:

•	Events that result in a change of system operational mode;
•	System availability for the preceding 24-hour period;
•	System response time to changes in operating conditions;
•	Energy and power into and out of the storage demonstration system for each AC phase in the system;
•	FESS load;
•	FESS duty cycle count;
•	FESS failures and/or problems;

•         Electrical performance of the Power Conditioning System, energy in and energy out.

The Contractor shall make this data available to the DOE Data Management Contractor. All data shall be time-stamped with resolution to 1 millisecond.

Task 9.	FESS Installation at PCT Demonstration Site

The Contractor shall ship the FESS tested at the Contractor’s facility to the PCT demonstration site for installation and commissioning. The Contractor shall install the FESS in accordance with the Site Preparation/Interconnection design prepared under Task 5.

Task 10.	Training

In consultation with PCT, NYISO, and Niagara Mohawk, the Contractor shall develop a plan for an initial checkout and operation of the installed FESS. Safety procedures shall be prepared and documented for system operators. The Training Plan shall be incorporated into the commissioning plan.

Task 11.	Test Planning

The Contractor shall develop a test plan, in accordance with the Data Acquisition requirements in Task 8, and in consultation with PCT, NYISO, and Niagara Mohawk. The plan shall present a methodology for calculating economic performance from the measured performance data. The Contractor shall include resource needs for testing, a schedule of tests, data acquisition system needs, and proposed report formats. The Contractor shall submit copies of the plan to the NYSERDA and DOE Project Managers for review and comment.

Task 12	Preliminary Test

The Contractor shall operate the FESS in accordance with the provisions of the test plan developed under Task 11. The FESS shall be operated throughout a variety of operating conditions and test signals to establish its capabilities for providing frequency regulation. Mechanical testing shall be performed to show operating characteristics and limit checks. Control system tuning shall be performed. Tests shall be conducted to evaluate secondary benefits including the delivery of active power and voltage regulation. The Contractor shall record and document FESS performance, and shall submit a report to the NYSERDA and DOE Project Managers for review and comment.

Task 13.	Long-Term Testing

Following the Preliminary Test under Task 12, the Contractor, in consultation with PCT, NYISO, and Niagara Mohawk, shall begin a minimum 18 month test of the FESS at the PCT demonstration site in daily service. FESS performance shall be monitored and recorded in accordance with the Data Acquisition provisions under Task 7. The Contractor shall measure and document longer-term performance trends for use in technical and economic evaluations.

Task 14.	Technology Transfer

The Contractor shall prepare one or more technical papers for presentation at technical and trade conferences, one of which shall be an Energy Storage Association Conference, and for publication in a peer-reviewed technical journal. The Contractor shall provide electronic photographs of the FESS components and complete system at the Contractor’s facilities, and of the installed system at the demonstration site. An electronic schematic of the Data Acquisition System detailing measuring parameters and locations on the installation shall be included.

Task 15.	Metrics

For five years after this project is completed, including review and acceptance of the final report, and the final invoice being paid pursuant to this Agreement, the Contractor shall annually report to NYSERDA’s Project Manager a list of all Flywheel Energy Storage Systems sold by the Contractor for grid-frequency regulation applications in New York State. The report shall identify the Flywheel Energy Storage System application sites, the electric utility service area, and shall include the power rating in kilowatts, and the energy capacity in kilowatt-hours for each system. The report shall be submitted in writing within thirty (30) days of the end of each calendar year.

Budget

NYSERDA	$ 645,878
Beacon Power	695,460
Power and Composite Technologies, Inc.	30,000
	$ 1,371,338

Budget Breakdown by Task:

Task 1. Project Management	$ 85,000
Task 2. Project Plan	13,884
Task 3. Flywheel Design	16,461
Task 4. Control System Design	58,289
Task 5. Site Preparation/Interconnection	44,514
Task 6. Component Procurement	780,239
Task 7. FESS Assembly & Test at Contractor	106,808
Task 8. Data Acquisition System	42,723
Task 9. FESS Installation at Demo Site	19,881
Task 10. Training	19,000
Task 11. Test Planning	25,000
Task 12. Preliminary Test	38,000
Task 13. Long-term Test	60,000
Task 14. Technology Transfer	55,539
Task 15. Metrics	6,000
	$ 1,371,338

F:\Packs\8719\Bud.jhs

Beacon Power, PTC and National Grid (through Niagara Mohawk)

COST SHARING & BUDGET *(Amended – Aug-17-04)*

Cost Estimate for: New York State Energy Research and Development Authority (NYSERDA)	Solicitation/Contract No. | Page 1of 2
Contractor: Beacon Power	Name of Proposed Project:
Address: 234 Ballardvalle St. Wilmington Ma, 01887	Frequency Regulation Demonstration
Location (where work is to be performed): 234 Ballardvalle St. Wilmington Ma, 01887	NYSERDA funding: $645,878 Total Project Cost: $1,371,338

Cost Elements			Total Project Cost	Funding & Co-funding via NYSERDA	Cost-sharing & Other Co-funding
1. Direct Materials					
a. Purchased Parts					
Seven BHE6 flwheel Assemblies @ $54,977k each			$384,839		$384,839
Modify Flywheels for above ground Operation			$31,500		$31,500
7 (5-10 kW) Motor & Drive Units			$98,000	$98,000	
System Enclosure (including DC Swithcgear)			$57,000	$57,000	
One Power Conditioning Module(100 KW)			$100,000	$100,000	
Ancilliary Equipment			$97,000	$97,000	
b. Other					
Total Direct Materials			$768,339	$352,000	$416,339
2. Materials Overhead	Rate:				
3. Direct Labor (specify names/titles)	Hours	Rate/hr			
Matt Lazarewicz - CTO	200	80.29	$16,058	$16,058	
Jim Arseneaux - Flywheel Manager	500	48.00	$24,000	$24,000	
Alex Rojas - Application Engineer	500	48.00	$24,000	$24,000	
Dave Lundell - Test Engineer	300	48.00	$14,400	$14,400	
Bob Downing - Manufacturing	450	48.00	$21,600	$21,600	
TBD - Assmbly Tech	900	15.00	$13,500	$13,500	
Saad Thabit - Electrical Engineer	500	48.00	$24,000	$24,000	
Paul Dresens - Vacuum /Control	500	48.00	$24,000	$24,000	
TBD - Software Engineer	350	48.00	$16,800	$16,800	
Dave Ansbigian - Enclosure Design	240	48.00	$11,520	$11,520	
Total Direct Labor	4,440		$189,878	$189,878	$0
4. Labor Overhead	Rate %	$ Base			
	147.00%	189,878.00	$279,121	$0	$279,121
Total Labor Overhead			$279,121	$0	$279,121
5. Outside Special Testing			$10,000	$10,000	$0
6. Equipment - Data Acquisition System			$59,000	$59,000	
7. Travel			$35,000	$35,000	$0
8. Other Direct Costs					
9. Subcontractors/Consultants					
PCT - Site work and Commisioning			$30,000		$30,000
Total Subcontractors/Consultants			$30,000	$0	$30,000
10. General & Administrative Expense	Rate %	Element(s)			
			$0	$0	$0
11. Fee or Profit (0 for cost-sharing agreements)	Rate:		$0	$0	$0
12. Total Estimated Project Cost			$1,371,338	$645,878	$725,460

This proposal reflects our best estimates as of this date, in accordance with the instructions to proposers.

Typed Name and Title:	Signature:	Date:
Jim Arseneaux -Mng Flywheel Systems

Supporting Schedule - Contract Pricing Proposal Form

Element No.	Item Description		Amount
1a			
	Seven BHE6 flwheel Assemblies @ $54,977k each		$384,839
	Modify Flywheels for above ground Operation		$31,500
	Base Plate	7 x $1000 = $7000	
	Top housing	7 X $1700= $11900	
	Bottom housing	7 X $1800 = $12600	
	Seven (5-10 kW) Motor & Drive Units		$98,000
	E& A motor Quote 7@ $2000 = $14000		
	Saads Motor Drive Quote 7 @ $12000 = $84000		
	System Enclosure (including DC Swithcgear)		$57,000
	Enclosure 1 x $20000		
	DC Switchgear 1 @ 10000		
	Internal Mods 1 X $27000		
	One Power Conditioning Module(100 KW)		$100,000
	Ancilliary Equipment		$97,000
	Step Up Transformer	$5,000	
	A/C Switchgear	$20,000	
	Load Bank	$12,000	
	Cooling System	$10,000	
	Dispatch Controller	$50,000	
3	Labor rates for all except CTO are based on average for job classification		$189,879
	Engineering = $48.00/hr		
	Assembly Tech = $15.00/hr		
7	Travel		$35,000
	10 Trips Meetings and Presentations 10 x $2000		
	3 Trips for 3 Weeks during Commisioning & Monitoring	3 X $5000	

COST SHARING CHART *(Amended Aug-17-04)*

Source	Cash	In-Kind Contribution	Total
NYSERDA	$645,878	XXXXXXXXXXXXXXXXX	$645,878
Beacon Power		$695,460	$695,460
PTC		$30,000	$30,000
Total	$645,878	$725,460	$1,371,338

Schedule

Project Task:	Months 0 3 6 9 12 15 18 21 24 27 30 33
1. Project Management	xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
2. Project Plan	xx
3. Flywheel Design	xxxxxxx
4. Control System Design	xxxxxxxxxxxxx
5. Site Preparation/Interconnect.	xxxxxx
6. Component Procurement	xxxxxx
7. FESS Assembly/Test at Contractor	xxxxxx
8. Data Acquisition System	xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
9. FESS Installation at PCT	xx
10. Training	xxxx
11. Test Planning	xxxxxxx
12. Preliminary Test	xxxxx
13. Long-Term Testing	xxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
14. Technology Transfer	xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
15. Metrics	xxxxxxxxxxxxxxxxxx

EXHIBIT C

REPORT FORMAT AND STYLE GUIDE

PURPOSE

This document explains how to prepare a technical report for the New York State Energy Research and Development Authority (NYSERDA). It describes editorial and production procedures and gives electronic data-transfer information. NYSERDA's contractors prepare the reports describing NYSERDA research and development projects that NYSERDA publishes. Please direct questions about format and style to Diane Welch of NYSERDA's Technical Communications unit: (518) 862-1090, ext. 3276; fax (518) 862-1091; e-mail dlw@nyserda.org

COPYRIGHTS

All material borrowed or adapted from other sources should be properly identified (i.e., document, source, date, and page). The contractor must obtain and submit to NYSERDA the copyright owner's written permission to use copyrighted illustrations, tables, or substantial amounts of text from another publication.

REPORT FORMAT AND SEQUENCE

The following items are required in all technical reports and should be paginated in the following sequence:

- Title page (no page number)
- Notice (no page number)
- Abstract (iii)
- Acknowledgments (optional) (iv)
- Table of Contents, including listings of figures and tables (v or vii)
- Summary (S-1)

NOTE: the Abstract, Table of Contents, and each section begin on right-hand, odd-numbered pages.

Title Page

- The following information is required (see sample on last page):
  - Report title and type of report (i.e., final, interim, or summary)
  - Name of NYSERDA project manager(s)
  - Corporate name, city, and state of contractor(s), including contact person(s) or project manager(s)
  - Project cosponsors, including contact person(s) or project manager(s)
  - Contract number (e.g., 3178-ERTER-MW-94)

Notices

One of these legal notices or disclaimers is required:

- When NYSERDA is the project's sole sponsor, this notice must be used:

NOTICE

This report was prepared by _____ in the course of performing work contracted for and sponsored by the New York State Energy Research and Development Authority (hereafter "NYSERDA"). The opinions expressed in this report do not necessarily reflect those of NYSERDA or the State of New York, and reference to any specific product, service, process, or method does not constitute an implied or expressed recommendation or endorsement of it. Further, NYSERDA, the State of New York, and the contractor make no warranties or representations, expressed or implied, as to the fitness for particular purpose or merchantability of any product, apparatus, or service, or the usefulness, completeness, or accuracy of any processes, methods, or other information contained, described, disclosed, or referred to in this report. NYSERDA, the State of New York, and the contractor make no representation that the use of any product, apparatus, process, method, or other information will not infringe privately owned rights and will assume no liability for any loss, injury, or damage resulting from, or occurring in connection with, the use of information contained, described, disclosed, or referred to in this report.

- When there are other project cosponsors, use the following notice instead:

NOTICE

This report was prepared by _____ in the course of performing work contracted for and sponsored by the New York State Energy Research and Development Authority and the _____ (hereafter the "Sponsors"). The opinions expressed in this report do not necessarily reflect those of the Sponsors or the State of New York, and reference to any specific product, service, process, or method does not constitute an implied or expressed recommendation or endorsement of it. Further, the Sponsors and the State of New York make no warranties or representations, expressed or implied, as to the fitness for particular purpose or merchantability of any product, apparatus, or service, or the usefulness, completeness, or accuracy of any processes, methods, or other information contained, described, disclosed, or referred to in this report. The Sponsors, the State of New York, and the contractor make no representation that the use of any product, apparatus, process, method, or other information will not infringe privately owned rights and will assume no liability for any loss, injury, or damage resulting from, or occurring in connection with, the use of information contained, described, disclosed, or referred to in this report.

Abstract and Key Words — right-hand, odd-numbered page [iii]
An abstract is a brief, 200-word description of project objectives, investigative methods used, and research conclusions or applications. This information will be used when NYSERDA registers the report with the National Technical Information Service (NTIS). A list of key words that describe the project and identify the major research concept should be submitted with the report. Four to six precise descriptors are generally sufficient and will be used for indexing, registering, and distributing the report through NTIS.

Acknowledgments (optional) — left-hand, even-numbered page [iv]
Acknowledgments precede the contents and should be no longer than two paragraphs.

Table of Contents and Lists of Figures and Tables — begin on odd-numbered, right-hand pages [v. vii, ix, etc.]]
The Table of Contents should list section numbers, titles, second-level headings, and their page numbers. Third-level headings also may be listed. If the report contains five or more figures or tables, they should be listed using the style of the Table of Contents. The following samples are boxed only to set them apart in this document.

Summary — right-hand, odd-numbered page [S-1]
The Summary, which immediately precedes the body of the text, should be written for a general audience. The Summary may be the only part of the technical report closely read by a number of people, many of whom lack a technical background. These may include industry and utility executives, government officials, legislators, the general public, and media representatives. The Summary should be 500-1000 words long.

2

TABLE OF CONTENTS

Section	Page
SUMMARY	S-1
1 DESCRIPTION OF STUDY	1-1
Sources of Information	1-5
Bases of Evaluation	1-9
2 EXISTING CONDITIONS	2-1
Architecture	2-3
Mechanical and Electrical Systems	2-13
3 ANALYSIS OF PRESENT ENERGY USE	3-1
Analysis of Use by Systems	3-3
Analysis of Use by Hospital Services	3-17
APPENDIX A Comparison of Expenses for NYS Hospitals	A-1
APPENDIX B Forms for Energy Audits in Hospitals	B-1

FIGURES

Figure		Page
1-1	Comparative Energy Use Per Cubic Foot in Hospitals Under 200 Beds	1-2
2-1	View of Community Hospital from South	2-1
2-2	Site Plan	2-5

GENERAL INFORMATION

The first reference to NYSERDA should read "the New York State Energy Research and Development Authority (NYSERDA)." Subsequent references should read simply "NYSERDA." When it is clear that you are referring to New York State, use State; otherwise, use New York State or the State of New York.

COPY

- Page format:
  - Margins should be 1.25 inches left and right; 1 inch top and bottom.
  - Use left-hand justification only.
  - Text should be in a 10-point serif font (i.e., Times Roman, Bookman, etc.); captions, tables, and figures should be in a sans-serif font (i.e., Helvetica, Arial, etc.).
  - Spacing should be 1.5 lines, printed on one side of the paper.
  - Block-style paragraphs should be used, with no indentation (except for fifth-level headings, which should be blocked on the left; see Heading Styles, below).
  - There should be two returns between a paragraph and the next heading.

3

Electronic Requirements

- Material must be submitted in any of the following formats:
  - Compact disc (CD-ROM)
  - Iomega 100 PC-Zip disk
  - IBM personal computer-compatible 3.5-inch, double-sided (DS), high-density (HD) diskette

- Textual material should be created in a format compatible with WordPerfect 9.While other word-processing programs may be able to be converted, results may vary. Characteristics such as underlining, bold, italics, and special characters that often appear in equations may be lost if WordPerfect 9 is not used.

- Reports that are to be published on the web must be submitted as either a PDF or HTML file.

If you are unable to meet these electronic transfer requirements, before submitting your report please contact Diane Welch of NYSERDA's Technical Communications unit at (518) 862-1090, ext. 3276; fax (518) 862-1091; e-mail dlw@nyserda.org

CITY OF LOCKPORT INFLUENT HYDROPOWER FEASIBILITY STUDY
Final Report

Prepared for

THE NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY
Albany, NY

Lawrence J. Pakenas, P.E.
Senior Project Manager

Prepared by

CITY OF LOCKPORT
Lockport, NY

Michael Diel
Project Manager

and

MALCOLM PIRNIE, INC.
Buffalo, NY

Vincent J. Funigiello, P.E.
Project Manager

4311-ERTER-MW-97

NYSERDA
Report 98-11

July 1998

Sample title page. Font is a serif font (Times Roman). Bold-faced text is 13 pt., small caps. The rest of the type is 11 pt., plain text.

New York State Energy Research and
Development Authority
Technical Communications
17 Columbia Circle
Albany, New York 12203-6399

October 2000

Section 504.6 Interest eligibility and computation. If the Authority fails to make prompt payment, the Authority shall pay interest to a contractor on the payment when such interest computed as provided herein is equal to or more than ten dollars. Interest shall be computed and accrue at the daily rate in effect on the date of payment, as set by the New York State Tax Commission for corporate taxes pursuant to Section 1096(e)(1) of the Tax Law. Interest on such a payment shall be computed for the period beginning on the day after the payment due date and ending on the date of payment.

Section 504.7 Sources of funds to pay interest. Any interest payable by the Authority pursuant to this Part shall be paid only from the same accounts, funds, or appropriations that are lawfully available to make the related contract payment.

Section 504.8 Incorporation of prompt payment policy statement into contracts. The provisions of this Part in effect at the time of the creation of a contract shall be incorporated into and made a part of such contract and shall apply to all payments as they become due and owing pursuant to the terms and conditions of such contract, notwithstanding that the Authority may subsequently amend this Part by further rulemaking.

Section 504.9 Notice of objection. Unless a different procedure is specifically prescribed in a contract, a contractor may object to any action taken by the Authority pursuant to this Part which prevents the commencement of the time in which interest will be paid by submitting a written notice of objection to the Authority. Such notice shall be signed and dated and concisely and clearly set forth the basis for the objection and be addressed to the Vice President, New York State Energy Research and Development Authority, at the address set forth in Section 504.2(e). The Vice President of the Authority, or his or her designee, shall review the objection for purposes of affirming or modifying the Authority's action. Within 15 working days of the receipt of the objection, the Vice President, or his or her designee, shall notify the contractor either that the Authority's action is affirmed or that it is modified or that, due to the complexity of the issue, additional time is needed to conduct the review; provided, however, in no event shall the extended review period exceed 30 working days.

Section 504.10 Judicial Review. Any determination made by the Authority pursuant to this Part which prevents the commencement of the time in which interest will be paid is subject to judicial review in a proceeding pursuant to Article 78 of the Civil Practice Law and Rules. Such proceedings shall only be commenced upon completion of the review procedure specified in Section 504.9 of this Part or any other review procedure that may be specified in the contract or by other law, rule, or regulation.

Section 504.11 Court action or other legal processes.

(a) Notwithstanding any other law to the contrary, the liability of the Authority to make an interest payment to a contractor pursuant to this Part shall not extend beyond the date of a notice of intention to file a claim, the date of a notice of a claim, or the date commencing a legal action for the payment of such interest, whichever occurs first.